Exhibit 10.2

August 22, 2019

Brian Baker

Hand-delivered

Re: Employment Agreement with Dynatronics Corporation

Dear Brian,

This letter (this “Agreement”) sets forth the terms of your employment as Chief Executive Officer of Dynatronics Corporation, a Utah corporation (the “Company”). Your employment under this Agreement is conditioned on your satisfactory completion of certain requirements, as more fully explained below.

Agreement:

Subject to the following terms and conditions, it is agreed as follows:

Duties:
In your capacity as Chief Executive Officer, you will perform duties and responsibilities that are commensurate with this position as the Company’s principal executive officer, as well as such other duties as may be assigned to you from time to time. You will report directly to the Chairman of the Board of Directors of the Company (the “Board”). You will also serve as a member of the Board, for no additional compensation. You will have direct supervisory responsibility for and receive reports from the Company’s executive officers. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company’s interests. Notwithstanding the foregoing, nothing in this letter shall preclude you, from devoting reasonable periods of time to charitable and community activities, and managing personal investment assets, provided that none of these activities interferes with the performance of your duties hereunder or creates a conflict of interest in the judgment of the Board. The policy of the Company is that all outside board of director service, including charitable and community activities, be pre-approved by the Board. The Board’s approval of this Agreement will include its consent for your service on the boards of directors of the corporations, if any, indicated in the attached Schedule I, “Approved Directorships”.

Location:
The Company’s principal executive offices are currently located in Salt Lake City, Utah. However, your office will be located in Eagan, Minnesota. Your duties will require you to be onsite regularly at our Eagan, Minnesota office and to travel periodically to our other facilities, including Salt Lake City. The Company will not provide for an office or administrative staff except at one of its existing locations.

Start Date:	Subject to satisfaction of all of the conditions described in this Agreement, your employment as Chief Executive Officer by the Company will commence on August 26, 2019 (the “Start Date”).
Base Salary:
In consideration of your services, you will be paid an annual base salary of $275,000 per year, payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law.

Annual Bonus:
During your employment, you will be eligible to receive an annual bonus, payable at such times and in such amounts, as determined by the Compensation Committee of the Board (“Compensation Committee”), with a maximum payout opportunity of $100,000. Actual payments will be determined based on a combination of Company results and individual performance against the applicable quantitative and qualitative performance goals established by the Compensation Committee. Any annual bonus with respect to a particular fiscal year will be paid the earlier of the date on which such bonuses are paid to other executives of the Company for the same fiscal period or a date which is within three (3) months following the end of the fiscal year for which the bonus is earned. You must remain continuously employed through the bonus payment date to be eligible to receive an annual bonus payment for a particular fiscal year. Your first annual bonus will be payable after the completion of the fiscal year ending June 30, 2020.

Equity Grants:
At the next regularly scheduled meeting of the Compensation Committee following your Start Date, the Compensation Committee will consider a grant to you of an equity award in the form of (1) restricted stock units (“RSUs”) for 50,000 shares, and (2) a stock option for the purchase of 50,000 shares of common stock. The value of the RSUs will be based on the market price of the Company’s common stock on the date of grant. The value of the stock options will be based on a grant date fair value generally estimated using a Black-Scholes or similar model; the exercise price of the options will be based on the market price of the Company’s common stock on the date of grant. The initial equity award above shall vest in equal amounts of twenty-five percent (25%) each on the first, second, third and fourth anniversaries of the date of grant of such award. In addition, for each full fiscal year of employment, you will be eligible to receive annual equity awards, as determined by the Compensation Committee, in the form of RSUs, valued at $100,000, with such grants to vest fifty percent (50%) on the date of grant and fifty percent (50%) on the first anniversary of the date of grant. The actual number of shares included in any future equity awards hereunder and all other terms and conditions applicable to each such award shall be determined by the Compensation Committee. The value of such equity awards will be determined based on the market price of the Company’s common stock on the date of grant of such awards. Equity awards will be subject to the terms and conditions of the Company’s 2015 Equity Incentive Award Plan, the 2018 Equity Incentive Plan, or any successor plan adopted by the Company pursuant to which such awards may be made, and the applicable award agreement.

Benefits and Perquisites:
You will be eligible to participate in the employee benefit plans and programs generally available to the Company’s senior executives, as outlined in the current “Dynatronics Benefits Guide” which is attached as Exhibit A and incorporated herein by reference, subject to the terms and conditions of such plans and programs. You will also be entitled to the fringe benefits and perquisites that may be made available from time to time to other top executives of the Company at the discretion of the Compensation Committee, in accordance with and subject to the eligibility and provisions of such plans and programs. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

Tax Withholdings:	All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.
Expenses:
You will be entitled to reimbursement for reasonable and necessary out-of-pocket business and travel expenses (including economy airfare, and reasonable hotel accommodations while travelling away from your principal residence, which (within three (3) months of this letter) is expected to be in Minnesota) incurred by you in connection with the performance of your duties in accordance with the Company’s expense reimbursement policies and procedures.

Relocation Expenses:
You will be entitled to reimbursement of your actual, documented reasonable relocation expenses related to your move from your residence in Utah to your new residence in or around Eagan, Minnesota in an amount up to $25,000.

Term; At Will Employee:
Your employment will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without Cause (as defined below), and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

Insurance; Indemnification:
You will be covered under the Company’s Directors and Officers Liability policy. In addition, Utah corporation law and the Company’s articles of incorporation and bylaws, each as amended, provide certain indemnification rights and limitation of liability for officers and directors of the Company performing their duties in good faith. In addition, the Company has entered into indemnification agreements with its Board and certain of its executive officers.

Securities and Exchange Commission Regulations:
As an executive officer of a public company, you will be subject to rules and regulations of the Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Exchange (“NASDAQ”), including requirements that you report your beneficial ownership of and trading activity involving the Company’s equity securities and file reports with the SEC. We will provide training on these requirements and assist you in complying with all regulations. These regulations limit when you may trade our securities. In addition, we are required to include information regarding you and your education and professional background to the SEC and NASDAQ. You will be required to comply with these regulations. A copy of the Company’s Insider Trading Policy is attached hereto as Exhibit B. This Agreement, and your employment hereunder, are conditioned, among other things, upon your representation and warranty that you are not under any disciplinary bar or restriction from the SEC, NASDAQ or any other regulatory agency from serving as an executive officer of a public company.

Representations; Prior Restrictions and Covenants:
Upon execution of this Agreement you represent that you have read and understood, and that you accept all of the terms of employment as provided in this Agreement, that you have not relied on any agreements or representations, express or implied, that are not set forth expressly in this Agreement, and that this Agreement supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this Agreement.

Confidentiality and Non-Competition Agreement:
As a condition of employment, you will be required to sign an agreement that will: (i) restrict your ability to be employed by a competitor of the Company during and for one year following termination of your employment, and (ii) prohibit your solicitation of the Company’s customers and employees during your employment and for a period of two years following termination of your employment. The form of such agreement, an “Agreement Regarding Confidential Information, Ownership of Inventions, Non-Competition, Customer Non-Solicitation, and Employee Non-Solicitation Covenants and Acknowledgment of At-Will Employment” (“Confidentiality Agreement”) is attached hereto as Exhibit C and by this reference incorporated in and made a part hereof.

Termination Without Cause:
Notwithstanding that your employment with the Company is “at will”, if we terminate your employment during the first twelve (12) months for any reason other than for Cause, you will be entitled to cash severance in an amount equal to ninety (90) days of your then-current annual base salary. In addition, fifty percent (50%) of the initial equity grant previously made to you will vest immediately upon your termination, subject to your execution, and non-revocation, of a release of claims in a form provided by the Company. “Cause” shall mean: (i) failure to perform (other than any such failure resulting from incapacity due to physical or mental illness) to the reasonable satisfaction of the Company your duties and responsibilities assigned by the Board which failure continues, in the reasonable judgment of the Board, for more than fifteen (15) days following written notice of such failure; (ii) failure to comply with any valid and legal directive of the Board, which failure is not cured within fifteen (15) days of notice thereof; (iii) engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, injurious to the Company or its affiliates; (iv) embezzlement, misappropriation, or fraud, whether or not related to your employment with the Company; (v) conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (vi) breach of the Confidentiality Agreement to be entered into by you, unless such breach is cured pursuant to the terms of such agreement; (vii) material breach of any material obligation under this or any other written agreement between you and the Company which continues without cure for a period of fifteen (15) days following notice thereof; or (viii) any material failure to comply with the Company’s policies or rules, as they may be in effect from time to time during the term of your employment through your willful misconduct or negligence.

Change in Control:
Upon a Change in Control following the Start Date, the provisions of the Change in Control Addendum (“Change in Control Addendum”), attached as Exhibit D and by this reference incorporated herein, shall apply.

Section 409A and Section 280G:
Payments in event of termination, including in the event of a Change in Control, shall be subject to applicable tax law and regulations, including, without limitation, Section 409A and Section 280G of the Internal Revenue Code, as amended, as provided in the release agreement to be executed at the time of termination, provided, that we mutually agree to cooperate to minimize the amount of tax payable by both you and the Company in connection with such payments.

Clawback:
Any incentive-based or other compensation, paid to you under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (whether currently in existence or later adopted) or any policy established by the Company pursuant to any such law, government regulation or stock exchange listing requirement.

Governing Law, Severability, Modification, Execution:
This Agreement shall be governed by the laws of the State of Utah, without regard to conflict of law principles. In the event any of the provisions hereof (including any portion thereof) are held by a court of competent jurisdiction to be invalid, illegal, void or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by law. No supplement, modification or amendment shall be binding unless executed in writing by both you and the Company. No waiver of any provision shall be binding unless in writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

Your employment under this Agreement is contingent upon the following conditions precedent, each of which must be completed to the satisfaction of the Company if not expressly waived in advance by the Company in writing:

1. Supplementation, as necessary, of applicable U.S. right to work documentation on file with the Company (including, for example, Form I-9 and referenced documentation verifying your identity and work authorization).

2. Continued compliance with Company employment testing including drug screening and, if reasonably required, satisfactory completion of a background investigation, for which the required notice and consent forms will be provided to you.

3. Your execution of the Company’s (A) Agreement Regarding Confidential Information, Ownership of Inventions, Non-Competition, Customer Non-Solicitation, and Employee Non-Solicitation Covenants and Acknowledgment of At-Will Employment, (B) Insider Trading Policy Acknowledgement, (C) Officer/Director Questionnaire, (D) Change of Control Addendum, and (E) Indemnification Agreement.

4. Final approval of the Board of all terms and conditions of your employment hereunder.

5. Your execution of this Agreement before the close of business on August 26, 2019.

Please sign below and return a copy of this Agreement to me.

DYNATRONICS CORPORATION

Erin S. Enright,
Chairman of the Board of Directors

Accepted and Agreed

__________________________________________
Brian Baker
Date: August 22, 2019

Signature Page to Employment Agreement of Brian Baker
Dynatronics Corporation

Exhibits to Employment Agreement

Exhibit A –
Dynatronics Benefits Guide 2018

Exhibit B –
Dynatronics Insider Trading Policy and Acknowledgement (to be executed by Executive)

Exhibit C –
Form of Agreement Regarding Confidential Information, Ownership of Inventions, Non-Competition, Customer Non-Solicitation, and Employee Non-Solicitation Covenants and Acknowledgment of At-Will Employment (to be executed by Executive)

Exhibit D –
Form of Change in Control Addendum (to be executed by Executive)

Exhibit E –
Form of Indemnification Agreement (to be executed by Executive)

Exhibit F –
2019 Dynatronics Corporation Officer and Director Questionnaire (to be completed by Executive)

Exhibits to Employment Agreement of Brian Baker
Dynatronics Corporation

Schedule I to Employment Agreement

Approved Directorships

Schedule I to Employment Agreement of Brian Baker
Dynatronics Corporation